Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of QNB Corp. of our report dated March 16, 2026, relating to the consolidated financial statements of QNB Corp, which appears in the annual report on Form 10-K for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

Allentown, Pennsylvania April 8, 2026